UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2008

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On December 12, 2008, Avista Corporation (Avista Corp. or the Company) and the Coeur d’Alene Tribe (the Tribe) finalized an agreement regarding a range of issues related to the Company’s Post Falls Hydroelectric Generating Station (Post Falls). The issues resolved include determining the amount of past and future compensation Avista Corp. will pay for the use of the Tribe’s reservation lands under Section 10(e) of the Federal Power Act (Section 10(e) payments) and issues with respect to the licensing of the Company’s hydroelectric generating facilities located on the Spokane River.

In July 1998, the United States District Court for the District of Idaho issued its finding that the Tribe owns, among other things, portions of the bed and banks of Lake Coeur d’Alene (Lake) lying within the current boundaries of the Tribe’s reservation lands. This action had been brought by the United States on behalf of the Tribe against the state of Idaho. Avista Corp. was not a party to this action. The United States District Court decision was affirmed by the United States Court of Appeals for the Ninth Circuit. The United States Supreme Court affirmed this decision in June 2001. This ownership decision resulted in, among other things, Avista Corp. being liable to the Tribe for water storage on the Tribe’s land and for Section 10(e) payments.

Avista Corp. will compensate the Tribe a total of $39 million for trespass and Section 10(e) payments for past storage of water for the period from 1907 through 2007. Avista Corp. will compensate the Tribe for future storage of water through Section 10(e) payments of $0.4 million per year beginning in 2008 and continuing through the first 20 years of a new license and $0.7 million per year through the remaining term of the license.

Post Falls, a facility constructed in 1906 with annual generation of 10 average megawatts, utilizes a dam on the Spokane River downstream of the Lake which controls the water level in the Lake for portions of the year (including portions of the lakebed owned by the Tribe). The Company has other hydroelectric generating facilities on the Spokane River downstream of Post Falls. The Company has been in the process of obtaining new licenses from the Federal Energy Regulatory Commission (FERC) for its hydroelectric generating facilities on the Spokane River since 2002. The Company had requested the FERC to consider a license for Post Falls that would have been separate from the other hydroelectric facilities because Post Falls presented more complex issues that were expected to take longer to resolve than those dealing with the other facilities. These Post Falls issues were primarily related to ongoing discussions with the Tribe related to past and future payments that have been resolved through this agreement. As such, the Company and the Tribe have agreed to support the issuance of a single, 50-year license from the FERC. In addition to Section 10(e) payments, the agreement provides for annual payments to fund a variety of protection, mitigation and enhancement measures on the Coeur d’Alene Reservation that would be implemented over the life of a new FERC license. This will be accomplished through the creation of a Coeur d’Alene resource protection trust fund (the Trust Fund).

Annual payments from the Company to the Trust Fund for protection, mitigation and enhancement measurements would commence with the issuance of the new FERC license and are expected to total approximately $100 million over an assumed 50-year license term.

On September 30, 2008, the Idaho Public Utilities Commission approved a settlement of the Company’s general rate case filing, which provided for the deferral of amounts paid to the Tribe, the Trust Fund or related to the licensing of its hydroelectric generating facilities for later recovery through rates in a subsequent general rate filing (planned for early 2009). A similar settlement has been reached with the staff of the Washington Utilities and Transportation Commission (WUTC) and various other, but not all, parties in the Company’s pending general rate case before the WUTC, and a final decision on the Washington settlement is expected in December of 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: December 16, 2008	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel
and Chief Compliance Officer